                                                                  Exhibit (e)(8)

                                 MUTUAL RELEASE

         THIS MUTUAL RELEASE (this "Release") made this 13th day of September,
2004, by and between (A) (y) Rag Shops, Inc. and (z) each direct and indirect subsidiary of Rag Shops, Inc. (collectively, the "Corporation"), on the one hand, and (B) Stanley Berenzweig, an individual ("Berenzweig"), on the other hand. The Corporation and Berenzweig shall be collectively referred to herein as the "Parties" and each as a "Party."

                              W I T N E S S E T H :

         WHEREAS, Crafts Retail Holding Corp., a Delaware corporation
("Parent"), and Crafts Retail Acquisition Corp., a Delaware corporation ("Sub")
(each of which is an affiliate of Sun Capital Partners, Inc. ("Sun Capital"))
and the Corporation on the date hereof entered into an Agreement and Plan of
Merger (the "Acquisition Agreement"), wherein, subject to the terms and conditions in the Acquisition Agreement, in a transaction to be effected through a tender offer and subsequent merger, Sub will acquire for cash all of the issued and outstanding shares of common stock of the Corporation, par value $.01 per share (the "Common Stock") (other than those owned by Sub), at a per share at a price per share of $4.30 (the "Transaction");

         WHEREAS, as a condition to the willingness of Sun Capital to enter into the Transaction, Berenzweig, Doris Berenzweig, Stanley And Doris Berenzweig
Charitable Foundation, Inc., Mona Adelson, Gail Loia, Steven Barnett, and Judith
Lombardo (the "Selling Stockholders") and Sub on the date hereof entered into a
Stock Purchase Agreement (the "Stock Purchase Agreement") whereby each Selling
Stockholder sold to Sub 100 percent of the shares of Common Stock owned by them
(in the aggregate 2,671,199 shares of Common Stock) for cash at a per share price of $4.30 (the "Stock Sale"), which number of shares constitutes approximately 55.6% of the issued and outstanding Common Stock; and

         WHEREAS, in connection with the Transaction and the Stock Sale,
Berenzweig desires to resign as Chairman and Chief Executive Officer of the
Corporation and as a member of the Board of Directors of the Corporation;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                  (a) Berenzweig hereby resigns as (i) an employee of the
Corporation, including each officer position now held by Berenzweig at the
Corporation, and (ii) a member of the Board of Directors, effective immediately prior to the consummation of the Stock Sale and the execution and delivery of the Acquisition Agreement.

                   (b) The Corporation, on the one hand, and Berenzweig, on the other hand, hereby release and discharge the other and, as applicable, each of the other's respective officers, directors, employees, affiliates, agents, representatives, successors and assigns (collectively, the "Releasees" and each a "Releasee") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity
(collectively, "Claims"), that against the Corporation or Berenzweig, as the case may be, or his or its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Release but excluding any and all obligations and liabilities of every kind and nature arising under or related to (I) the Stock
Purchase Agreement, the Acquisition Agreement,

any indemnification agreement or arrangement entered into or otherwise available through the Corporation for the benefit of Berenzweig in his capacity as an officer or director of the Corporation (collectively, "Indemnification
Arrangements"), (II) any healthcare benefits required to be continued under applicable law, (III) to the extent applicable, any compensation or expense reimbursement earned or due and unpaid through the date of this Release, and
(IV) that certain Funding Agreement, dated as of the date hereof, by Berenzweig for the benefit of the Company and the related Escrow Agreement, dated as of the date hereof, by an among, Berenzweig, the Company and the escrow agent party thereto (collectively, the "Funding Arrangements"). (Each of the Claims so
released and discharged being referred to herein as the "Released Claims").

                  (c) In furtherance of the foregoing release and discharge, the
Corporation, on the one hand, and Berenzweig, on the other hand, agree not to commence or institute against the other any suit or action of any kind in respect of any of the Released Claims.

                  (d) This Release (together with the Stock Purchase Agreement, the Acquisition Agreement, the Indemnification Arrangements and the Funding
Arrangements) set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter of this agreement.

                                     [signature page follows]

         IN WITNESS WHEREOF, each of the Parties has executed and delivered this
Release as of the date first written above.

                                            /s/ Stanley Berenzweig
                                           -------------------------------
                                           Stanley Berenzweig

                                           Rag Shops, Inc.,
                                           on behalf of itself and each of its
                                           direct and indirect subsidiaries

                                           By: /s/ Jeffrey C. Gerstel
                                              ----------------------------
                                           Name:   Jeffrey C. Gerstel
                                           Title:  President & Chief Operating
                                                   Officer

Acknowledged:

Crafts Retail Holding Corp.

By: /s/ Michael Fieldstone
   ----------------------------
Name:  Michael Fieldstone
Title: Vice President

Crafts Retail Acquisition Corp.

By: /s/ Michael Fieldstone
   ----------------------------
Name:  Michael Fieldstone
Title: Vice President